EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
Report of Independent Auditors

To the Shareholders and Board of Trustees of CIM High Yield Securities

In planning and performing our audit of the financial statements of CIM High Yield
Securities (the "Fund") for the year ended December 31,
2002, we considered its internal
control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at December 31, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP
Philadelphia, Pennsylvania
February 7, 2003



EXHIBIT B:
CIM High Yield Securites
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of CIM High Yield
Securities. (the "Fund") was held on October 11, 2002.
The following proposal was submitted for a vote of the shareholders:

1.	To elect two (2) Trustees of the Fund

With respect to the proposal relating to the election of two Trustees of the Fund, the following votes and percentages were recorded:

                                                     PERCENT OF SHARES
                                       WITHHOLDING       OUTSTANDING
                            FOR         AUTHORITY      VOTING IN FAVOR

Dr. Donald Ratajczak   5,179,084.442    129,340.000         86.315%
Robert G. Wade         5,141,327.442    167,097.000         85.686%

The remaining Trustees in office are: John F. Nickoll and Dr. Bruce Olson.